Exhibit 10.19

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS [*****], HAS BEEN OMITTED IN RELIANCE ON REGULATION S-K, ITEM 601(B)(10)(IV) BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS CONFIDENTIAL.

January 16, 2025

(1) The parties listed in Schedule 1

(2) SANARA MEDTECH INC

(3) THE RUSSELL REVOCABLE LIVING TRUST

(4) Biomimetic Innovations Limited

Share subscription and Shareholders’ Agreement

relating to Biomimetic Innovations Limited

CLause and Schedule Index

Clause

1.	Interpretation
2.	Subscription for Shares
3.	The Board
4.	Dividends
5.	Transfer of Shares
6.	Drag Along
7.	Tag Along
8.	Information
9.	Confidentiality
10.	Matters Requiring Consent
11.	Warrantors’ Covenants and Indemnities
12.	Equity Funding for Licensing and Distribution Agreement Additional Fields
13.	The Constitution
14.	Shareholders to Procure Compliance by Company
15.	No Voting Agreements
16.	Conflicts of Interest
17.	Restrictive Covenants
18.	Duration and Related Matters
19.	Dispute Resolution
20.	Law and Jurisdiction
21.	Communications and Notices
22.	General

Schedule

1.	The Existing Shareholders and Covenantors
2.	Investor Contact Details
3.	Particulars of the Company
4.	Warranties
5.	Tranche 1 Subscription Provisions
6.	Milestone Tranche Subscriptions
7.	Deed of Adherence
8.	Limitations
9.	BMI Patents
10.	Agreed Form Constitution

Certain sections of this agreement that are immaterial and relate to the internal governance of Biomimetic Innovations Limited have been omitted.

THIS AGREEMENT made on January 16, 2025

BETWEEN

(1)	THE PERSONS whose names and registered offices are set out in Part 1 of Schedule 1(each an “Existing Shareholder” and together the “Existing Shareholders”);

(2)	The persons listed in Part 2 of Schedule 1 (each a “Covenantor” and together the “Covenantors”);

(3)	SANARA MEDTECH INC, a company incorporated under the laws of the State of Texas with registered number 0800036706 having its registered office at 1200 Summit Avenue, Suite 414 Fort Worth, TX 76102 (“Sanara”);

(4)	THE RUSSELL REVOCABLE LIVING TRUST C/O [*****] (“Russell”); and

(5)	BIOMIMETIC INNOVATIONS LIMITED a company incorporated under the laws of Ireland with registered number 669374, having its registered office at Unit 4 D, Western Business Park, Shannon, Co. Clare, Ireland (the “Company”).

BACKGROUND

(A)	The Company is a private limited company incorporated in Ireland under the Companies Act 2014 more detailed particulars of which are set out in Schedule 3.

(B)	The Company wishes to raise additional capital for the business of the Company. Accordingly, each of Russell and Sanara have agreed to subscribe for Ordinary Shares upon the terms and subject to the conditions of this Agreement.

(C)	The parties have accordingly agreed to enter into this Agreement for the purposes of providing for the subscription by Russell and Sanara for Shares, regulating the future conduct of the business of the Company, regulating the relationship between the Shareholders as the holders of all of the issued voting share capital of the Company and regulating the internal administration of the Company.

(D)	The Company has joined in this Agreement for the purpose of acknowledging its provisions and to assume the obligations on its part contained in this Agreement.

NOW IT IS AGREED as follows:

1.	Interpretation

1.1	Defined Terms: In this Agreement and the recitals above:

“2021 SSSA” means the share subscription and shareholders’ agreement between the Existing Shareholders, the Covenantors and the Company relating to the Company dated 1 November 2021;

“Affiliate” means any entity that directly or indirectly Controls, is Controlled by, or is under common Control with that first entity;

“Auditors” means the auditors of the Company from time to time;

“Board” means the board of Directors of the Company;

“BMI Know-how” means all data, documents, ideas, concepts, discoveries, inventions, developments, trade secrets, techniques, methodologies, modifications, innovations, improvements, designs, design concepts, tangible materials, processes, procedures and/or methodologies, including but not limited to, technical information, expertise, processes, techniques, specifications, formulas, procedures, protocols, data, results, Confidential Information, lists of customers or suppliers, and other information, developed, generated, obtained (including licenses to the Company Disclosed in the Disclosure Letter) and/or owned by the Company, whether registered, unregistered, or unregistrable;

“BMI Patents” means:

(a)	the patents and patent applications: listed in Schedule 9;

(b)	any and all national, regional or international counterparts and all divisional, continuation, and continuation–in-part applications of any of the foregoing as well as all re-issues, re-examinations, extensions and restorations of any of the foregoing;

“BMI Technology” means (i) all the Company’s adhesive substances consisting of any of the components [*****] thereof as well as all (ii) BMI Patents, (iii) BMI Know-how and any and all Intellectual Property to the foregoing (i, ii and iii) worldwide;

[*****]

“Companies Act” means the Companies Act 2014;

“Completion” means either Tranche 1 Completion or any Milestone Tranche Completion (as the context may require);

“Completion Date” means:

(a)	in respect of the Tranche 1, the Tranche 1 Completion Date; and

(b)	in respect of any Milestone Tranche, the applicable Milestone Tranche Completion Date;

“Confidential Information” means any information relating to the business, accounts, finances, contractual arrangements or Intellectual Property (whether owned or licensed by the Company) or other dealings, transactions, affairs or property of the Company other than information which:

(a)	is published or otherwise generally available to the public;

(b)	which has, after receipt by the recipient, been published or otherwise made generally available to the public, through no act or omission of the recipient;

(c)	at the time of disclosure was already in the possession of the receiving party free from any obligation of confidentiality or restriction as to its use;

(d)	is received by the receiving party from an Affiliate or third party with the lawful right to disclose free from any obligation of confidentiality or restriction as to its use; or

(e)	has been or is independently developed by the receiving party (without use of Confidential Information of the other party), as can be shown by documentary proof;

(f)	is required by law, regulation or court order to be disclosed (but only to the extent of the relevant disclosure requirement) in which case the Party disclosing the information has to attempt to protect confidentiality to the extent reasonably and legally possible and the information shall still be considered confidential outside the recipients who receive access to the information due to disclosure under this sub-clause (f).

but, for the avoidance of doubt:

(i)	information shall not be deemed to be published or otherwise generally available to the public, merely because its known to a limited number of third parties having experience in the relevant field; and

(ii)	any combination of elements of information shall not be deemed to be published or otherwise generally available to the public, merely because individual elements of that combination are published or otherwise generally available to the public;

“Connected Party” means a Shareholder, any company or individual legally or beneficially holding an interest in a Shareholder or a spouse or civil partner, of any such person holding an interest in a Shareholder;

[*****]

“Constitution” means the constitution of the Company for the time being and from time to time;

“Control” has the meaning given to it in section 432 of the TCA;

“Deed of Adherence” means a deed in the form set out in Schedule 7 or a deed in such other form as the Shareholders may agree from time to time;

[*****]

[*****]

[*****]

“Directors” means the directors of the Company from time to time;

“Disclosed” means clearly and accurately disclosed with sufficient details to enable the relevant Investor(s) participating in the relevant Investment Tranche to identify the nature and scope of the matter disclosed;

“Disclosure Letter” means, in respect of a particular Investment Tranche, the disclosure letter to be executed and delivered by the Warrantors to the relevant Investor(s) immediately prior to completion of that Investment Tranche disclosing certain matters against the Warranties being given in connection with that Investment Tranche;

“Encumbrance” means and includes any interest or equity of any person (including, without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption) or any mortgage, pledge, lien or assignment or any other encumbrance, priority or security interest or arrangement of whatsoever nature over or in the relevant property;

“General Warranties” means the statements in paragraphs 2 to 18 of Schedule 4;

[*****]

“group” means, in relation to any person, that person and its Affiliates;

“Intellectual Property” or “IP” includes any invention, discovery, improvement, patent, know-how, trade or other mark, design, copyright, database right or any other right in the nature of any of the foregoing (or application, or right to apply for, any of the foregoing), in each case subsisting anywhere in the world and whether registered, unregistered or un-registrable, and any licence or right of user of any of the foregoing, and the full right to all legal protection relating to the same;

“Interest in Shares” includes an interest of any kind whatsoever (whether legal or beneficial) in or to any Share or any right to control the voting or the rights attributable to any Share, disregarding any conditions or restrictions to which the exercise of any right attributed to such interest may be subject and “Interest” shall be construed accordingly;

“Investment Tranche” means Tranche 1 or any Milestone Tranche;

“Investor” means:

(a)	in respect of Tranche 1, any of Russell or Sanara;

(b)	in respect of any Milestone Tranche, Sanara

“Licensing and Distribution Agreement” means the agreement in the agreed form between the Company and Sanara with regard to the sale marketing and distribution by Sanara of OsStic and ARC products in the United States in the Trauma Field;

“Loss” includes any loss, damage, liability, fine, penalty, charge and any other cost and/or expense including any costs of recovery on a full indemnity basis;

“Milestone Tranche” has the meaning given to that term in Schedule 6;

“Milestone Tranche Completion Date” has the meaning given to that term in Schedule 6;

“Ordinary Share” means an ordinary share of €0.001 in the capital of the Company;

“PBC Biomed” means Pharmaceutical Business Consultants Limited, a company incorporated under the laws of Ireland with registered number 492832, having its registered office at Unit 4 D, Western Business Park, Shannon, Co. Clare, Ireland;

[*****]

“PBC Warranties” means the Warranties set out in paragraphs [*****] of Schedule 4;

“Qualifying Shareholders” means any of [*****] and Sanara and “Qualifying Shareholder” means any of them;

“Qualifying Shareholder Director” means any Director appointed by a Qualifying Shareholder pursuant to Clause 3.1 (right to appoint and remove);

“Qualifying Takeover Offer” has the meaning given to that term in Clause 6 (drag along);

“Relevant Business” shall mean any activity related to BMI Technology;

“Relevant Territory” means [*****];

“Sanara Director” means a Director nominated by Sanara pursuant to Clause 3.1(a) (right to appoint and remove);

“Share” means a share of whatever class in the share capital of the Company;

“Shareholder Approval” means the prior written approval of the Shareholder Majority;

“Shareholder Majority” means the holders of no less than [*****] per cent of the Ordinary Shares (to include at least one of [*****] or Sanara);

“Shareholders” means the parties to this Agreement from time to time excluding the Company; and “Shareholder” means any of them;

[*****]

“Subscription Price” means €486.00 per Ordinary Share;

“Tax Warranties” means the statements in paragraph 19 of Schedule 4;

“TCA” means the Taxes Consolidation Act 1997;

“Tranche 1 Completion Date” has the meaning given to that term in Schedule 5;

“Tranche 1 Subscription Shares” has the meaning given to that term in Schedule 5;

“Trauma Competitor” means any company and/or group which generates more than [*****]% of its revenue in the Trauma Field;

“Trauma Field” means the development, manufacture, sale or marketing of products specifically for use in the treatment of wounds and injuries caused by a traumatic incidence (including accidents and violence) but excludes any treatment in the [*****];

“Warranties” means the warranties set out in Schedule 4; and

“Warrantors” means the Company and PBC Biomed, and “Warrantor” means any of them.

1.2	Companies Act Terms: Save as otherwise expressly defined in this Agreement, or where a contrary intention is stated, each word and phrase defined in the Companies Act (excluding any modification or re-enactment thereof not in force on the date of this Agreement) shall, when used in this Agreement, have the meaning given to it in that legislation.

1.3	Construction: In this Agreement, unless the contrary intention is stated, a reference to:

(a)	the singular shall include the plural and vice versa;

(b)	either gender includes the other and the neuter, and vice versa;

(c)	a person shall be construed as a reference to any individual, firm or company, corporation, governmental entity or agency of a state or any association or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(d)	a person includes that person’s legal personal representatives, successors and permitted assigns;

(e)	time shall be construed by reference to whatever time may from time to time be in force in Ireland;

(f)	any agreement document or instrument is to the same as amended, novated, modified, supplemented or replaced from time to time;

(g)	‘this Agreement’ mean the Clauses of, and the Schedules to, this Agreement, all of which shall be read as one document;

(h)	a clause or other provision is a reference to a clause or provision of this Agreement, and any reference to a sub provision is, unless otherwise stated, a reference to a sub provision of the provision in which the reference appears;

(i)	‘including’ means comprising, but not by way of limitation to any class, list or category;

(j)	a law includes any provision of any constitution, statute, statutory instrument, order, by-law, directive, regulation or decision of any governmental entity and any judicial or administrative interpretation of any of the foregoing, in each case, as amended, revised, modified or replaced from time to time;

(k)	any Irish legal or accounting term for any action, remedy, method of judicial proceeding, insolvency proceeding, event of incapacity, legal or accounting document, legal or accounting status, court, governmental or administrative authority or agency, accounting body, official or any legal or accounting concept practice or principle or thing shall in respect of any jurisdiction other than Ireland be deemed to include what most approximates in that jurisdiction to the Irish legal or accounting term concerned;

(l)	‘writing’ shall include a reference to any electronic mode of representing or reproducing words in visible form;

(m)	‘business day’ shall be construed as a reference to a day (other than a Saturday or Sunday) on which the banks are generally open for business in Ireland; and

(n)	‘agreed form’ means in the form previously agreed by or on behalf of the parties to this Agreement and signed for the purposes of identification by or on behalf of each of them.

1.4	Certain Rules of Construction dis-applied:

(a)	This Agreement shall be construed without regard to the rule of construction known as “ejusdem generis”.

(b)	If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any of the provisions of this Agreement.

1.5	Negative Undertakings Extended: Any undertaking by a party not to do any act or thing shall be deemed to include an undertaking not to permit or suffer the doing of that act or thing.

1.6	Headings: Headings and captions are to be ignored in the construction of this Agreement.

2.	Subscription for Shares

2.1	Tranche 1: The provisions of Schedule 5 shall apply to the subscription for Tranche 1 Subscription Shares.

2.2	Milestone Tranches: The provisions of Schedule 6 shall apply to the subscription for Shares pursuant to each Milestone Tranche.

[*****]

12.	Equity Funding for Licensing and Distribution Agreement Additional Fields

The parties acknowledge and agree that the Company shall be responsible for funding the regulatory and product development efforts related to the launch of Products in any Additional Field (each as defined in the Licensing and Distribution Agreement) that is added to the Licensing and Distribution Agreement following exercise by Sanara of its option with respect to that Additional Field, good faith negotiations between the Company and Sanara with respect to the terms for that Additional Field and agreement of an addendum in respect of that Additional Field, in each case, pursuant to the terms of the Licensing and Distribution Agreement. If the Company determines that is has insufficient funds, it shall first offer the Shareholders the opportunity invest the required funds by way of subscription for Ordinary Shares in accordance with the pre-emption provisions of the Constitution at a price per shares equal to the Subscription Price. [*****].

[*****]

18.	Duration and Related Matters

18.1	Duration: This Agreement shall remain in full force and effect for so long as any two or more Shareholders continue to hold Shares.

18.2	Departing Shareholder: Subject to the succeeding provisions of this Clause 18, this Agreement shall cease to have any force or effect in relation to a person who has transferred all of its Shares in accordance with this Agreement and the Constitution.

18.3	Survival of Obligations: The termination of this Agreement howsoever caused and/or the ceasing by any Shareholder to hold any Shares shall not affect any provision of this Agreement which is expressly or by implication to come into effect on or to continue in effect after such termination or cesser, including (without limitation) any of the provisions of Clauses 1 (interpretation), 9 (confidentiality), 17 (restrictive covenants), 19 (dispute resolution), 20 (law and jurisdiction), 21 (communications and notices) and, to the extent applicable, Clause 22 (general provisions), each of which shall survive any such termination or cessation.

18.4	Accrued Rights: The termination of this Agreement however caused and the ceasing by any Shareholder to hold any Shares shall be without prejudice to any obligations or rights of any of the parties which have accrued prior to such termination or cessation.

19.	Dispute Resolution

19.1	Escalation: In the event of a dispute between the parties under this Agreement, the matter shall be referred in writing in the first instance to the chief executive officer of the parties in dispute (the “Disputing Parties”) (or equivalent of the parties) with a view to it being resolved in good faith.

19.2	Mediation: If the dispute cannot be resolved with 15 business days of the referral, or such other longer period as may be agreed upon between the Disputing Parties, the Disputing Parties shall refer the dispute to a single mediator to be appointed in accordance with the mediation procedures of the Irish Commercial Mediation Association or such other organisation that provides mediation services. The cost of such mediator shall be borne equally by Disputing Parties.

19.3	Injunctive Relief: No party shall be obliged to follow the procedures set out in Clauses 19.1 and 19.2 above where that party intends to apply for injunctive relief against any of the others for the purpose of protecting its proprietary rights or confidential information, provided that there is no delay in the prosecution of that application.

20.	Law and Jurisdiction

20.1	Law: This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and construed in all respects in accordance with, the laws of Ireland.

20.2	Jurisdiction: Without prejudice to the provisions of Clause 19 (dispute resolution), each of the parties irrevocably agrees that the courts of Ireland shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any dispute, question or difference which may arise between the parties out of or in connection with this Agreement and, for those purposes, irrevocably submits to the jurisdiction of the Irish courts.

20.3	Service of Process:

(a)	[*****] irrevocably appoints [*****] as its as its agent for service of process in relation to any proceedings before the courts of Ireland in connection with this agreement. Any such notice such shall be addressed “For the attention of [*****] – agent for service of process”.

(b)	Sanara irrevocably appoints [*****] as its agent for service of process in relation to proceedings before the courts of Ireland in connection with this Agreement.

21.	Communications and Notices

21.1	Service: Notices and other communications under or in connection with this Agreement may be given in writing by hand, by ordinary pre-paid post or by e-mail, save that service of any notice of any claim, dispute, termination, breach or legal proceedings in connection with this Agreement shall not be made by e-mail. Any such notice, if so given, shall be deemed to have been served:

(a)	if sent by hand, when delivered;

(b)	if sent by post, three business days after posting; and

(c)	if sent by e-mail one hour after sending provided the sender has not received notice of failed or delayed delivery,

provided that, if in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside working hours (being 9 am to 5 pm Irish time on a business day) such notice or other communication shall be deemed to be given or to be made at the start of working hours on the next succeeding business day.

21.2	Contact Details: The postal address and e-mail address of each party for the purpose of the giving of notices under this Agreement shall, in the case of any of the Shareholders, be that set forth opposite its name in Schedule 1 or Schedule 2 (as the case may be), and in the case of the Company that set forth below (or such other address or number or address (if any) as is from time to time notified to the party giving the notice in compliance with the provisions of this Clause):

The Company	Address	Unit 4 D, Western Business Park, Shannon, Co. Clare, Ireland
	Attn:	[*****]
	E-mail:	[*****]

22.	General

22.1	Capacity & Authority: Each party hereto warrants and represents to each of the others that it has full authority, power and capacity to enter into this Agreement, and that all necessary actions have been taken to enable it lawfully to enter into this Agreement and perform its obligations hereunder.

22.2	Continuing Agreement: All provisions of this Agreement shall so far as they are capable of being performed and observed continue in full force and effect notwithstanding Tranche 1 Completion except in respect of those matters then already performed.

22.3	Good Faith: Each of the Shareholders shall exercise its rights, and perform its obligations, under this Agreement and the Constitution in good faith.

22.4	Exercise of Powers: Where any of the parties is required under this Agreement to exercise its powers in relation to the Company to procure a particular matter or thing, such obligation shall be deemed to include an obligation to exercise its powers both as a Shareholder and as a Director (where applicable) of such company and to procure that any nominee of its or it or any Director appointed by it or it shall procure such matter or thing but, in each case, only insofar as the person in question can lawfully do so.

22.5	Shareholder Consent: Where this Agreement provides that any particular transaction or matter requires the consent, approval or agreement of any Shareholder:

(a)	such consent, approval or agreement may be given subject to such reasonable and relevant terms and conditions as that Shareholder may impose and in the event that the party requiring consent proceeds with the relevant action which required that consent, any breach of such relevant and reasonable terms and conditions by any person subject thereto shall ipso facto be deemed to be a breach of the terms of this Agreement; and

(b)	in giving, or refusing to give, any opinion, approval, consent or waiver under this Agreement, that Shareholder may act entirely at its discretion and shall have no liability or responsibility whatsoever to any person.

22.6	Further Assurance: The parties shall, and shall use their respective reasonable endeavours to procure that any necessary third parties shall, do, execute and perform all such further deeds, documents, assurances, acts and things as any of the parties hereto may reasonably require by notice in writing to the others to carry the provisions of this Agreement and the Constitution into full force and effect

22.7	Costs: Each party shall pay its own costs in connection with or incidental to the preparation, negotiation and execution of this Agreement.

22.8	No Partnership or Agency: Nothing in this Agreement shall create, or be deemed to create, a partnership, joint venture, or the relationship of principal and agent, between the parties or any of them, and none of the parties shall have any right or authority to act on behalf of the other or to bind any of the others in any way.

22.9	Assignment: No party shall assign all or any part of the benefit of this Agreement, or purport to transfer all or any part of the burden of this Agreement, without the written consent of the other parties to this Agreement provided that this Clause shall not prevent the transfer of Shares in accordance with Clause 5 (transfer of shares).

22.10	Successors Bound: This Agreement shall be binding on and shall ensure for the benefit of the successors and assigns and personal representatives (as the case may be) of each of the parties hereto.

22.11	Language: This Agreement is made only in the English language. If there is any conflict in meaning between the English language version of this Agreement and any version or translation of this Agreement in any other language, the English language version shall prevail. Each document and communication referred to in this agreement or to be delivered under it shall be in the English language or, if not, accompanied by an English translation of it, certified as accurate by an officer of the party issuing that document or communication; and in the case of conflict between English language version and any other version, English language version shall prevail.

22.12	Business days: If any action or duty to be taken or performed under any of the provisions of this Agreement would fall to be taken or performed on a day which is not a business day such action or duty shall be taken or performed on the business day next following such day.

22.13	Severability:

(a)	Notwithstanding that the whole or any part of any provision of this Agreement may prove to be illegal or unenforceable, the other provisions of this Agreement and the remainder of the provision in question shall continue in full force and effect. In relation to any illegal or unenforceable part of this Agreement, the parties hereto agree to amend such part in such manner as may be requested from time to time by any of the parties hereto provided that such proposed amendment is legal and enforceable and to the maximum extent possible carries out the original intent of the parties in relation to that part

(b)	If any part of this Agreement or the Constitution shall be held by any court of competent jurisdiction to be unenforceable against or by the Company, such part shall be treated as being severable from the remainder of this Agreement or, as the case may be, the Constitution and the Shareholders shall promptly exercise their powers in relation to the Company to procure (insofar as they have the power lawfully to do so) that the severable part is nevertheless put into or given effect in accordance with, or to the maximum extent possible in accordance with, the original intent of the parties hereto in relation to that part.

22.14	Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective and be dated (and each counterpart shall be dated) on the date first written above between the parties which have executed and delivered a counterpart. Immediate evidence that a counterpart engrossment has been executed may be provided by a scanned version thereof by email.

22.15	Sole and Entire Agreement: This Agreement contains the sole and entire agreement between the parties in relation to its subject matter, and supersedes all prior written and oral arrangements, understandings, representations, warranties and agreements between them in that regard (if any). Each party acknowledges that it is not relying, and will not seek to rely, on any arrangement, understanding, representation, warranty, agreement, term or condition which is not expressly set out in this Agreement, and for the avoidance of doubt, the Existing Shareholders, the Covenantors and the Company hereby agree and confirm to each other and each other Shareholder that the 2021 SSSA is hereby terminated and shall be of no further force and effect as between them. Nothing in this Clause excludes the liability of any party for fraud.

22.16	Waivers, Remedies Cumulative: Each of the rights of each party under this Agreement may be exercised as often as is necessary, is cumulative and not exclusive of any other rights which that party may have under this Agreement, law or otherwise; and may be waived only in writing and specifically. Delay by a party in exercising, or the non-exercise by a party of, any such right shall not constitute a waiver of that right.

22.17	Amendments: Any amendment to this Agreement must be in writing and duly signed for and on behalf of each of the parties to this Agreement.

IN WITNESS OF WHICH, this Agreement has been duly executed and delivered as a deed on the date first above written.

[*****]

Schedule 1

Warranties

1.	Interpretation

1.1	Definitions: In this Schedule 4:

“Accounts” means the unaudited balance sheet of the Company as at the relevant Accounts Date and the unaudited profit and loss account of the Company for the period ended on the relevant Accounts Date, together with the directors’ reports thereon and includes all notes and other documents annexed thereto in accordance with any legal requirement or otherwise;

“Accounts Date” means:

(a)	with respect to the Warranties to be given at Tranche 1 Completion, 31 December 2023; and

(b)	with respect to the Warranties to be given at any Milestone Tranche Completion, the end of the last preceding financial year in which the Accounts were laid in accordance with section 341 of the Companies Act;

“Company Product” means any product developed, manufactured, marketed or supplied by the Company;

“Founders” means the Covenantors;

“GDPR” means the General Data Protection Regulation (Regulation (EU) 2016/679);

“Grant Funding” means any funding or other aid or assistance from any central, state or local government body or authority, any statutory undertaking, any other public body or authority, or any other body funded by public money;

“Insolvent” in respect of a company, means if that company:

(a)	becomes the subject of an examinership order or an examiner is appointed in respect of it;

(b)	is the subject of a proposal under Part 9, Chapter 1 of the Companies Act 2014 for a composition in satisfaction of its debts or a scheme of arrangement of its affairs or a compromise or arrangement between it and its creditors or any class of them, or it makes any arrangement or compromise with its creditors generally or ceases to carry on all or substantially all of its business;

(c)	a receiver, examiner or liquidator appointed over all or any substantial part of its assets; or

(d)	becomes the subject of any occurrence analogous to those in paragraphs (a) to (c) (inclusive) in any jurisdiction.

“Privacy Laws” means any applicable legislation relating to the processing of personal data or the protection of the privacy of individuals, including the GDPR , together with any applicable implementing or supplementary national legislation; the Privacy and Electronic Communications Directive 2002/58/EC (as amended), together with any applicable implementing or supplementary national legislation including the Privacy and Electronic Communications (EC Directive) Regulations 2003 (as amended); the Investigatory Powers Act 2016 and the Investigatory Powers (Interception by Businesses etc. for Monitoring and Record-keeping Purposes) Regulations 2018;

“Taxation” means all forms of taxation, duties, rates, levies, contributions, withholdings, deductions, liabilities to account, charges and imposts whether imposed in Ireland or elsewhere in the world;

1.2	“Imported definitions: Save as otherwise expressly defined in this Schedule 4, or where a contrary intention is stated, each term and phrase defined in this Agreement shall, when used in this Schedule 4 have the meaning given to it in this Agreement.

1.3	Awareness Qualification: Any Warranty which is qualified by the expression “so far as the Warrantors are aware” or any similar expression shall be limited to the actual awareness of Paul Burke 26 Heatherdale, Monaleen, Castletroy, Limerick and also such knowledge as the foregoing should reasonably have assuming the proper discharge of their duties in his role with the Company.

2.	The Company

(a)	The Company has been duly incorporated and validly exists under the laws of Ireland.

(b)	The Disclosure Letter sets out the entire issued share capital of the Company after all share interests and rights in the Company have been exercised and no person or persons has any further rights in respect of any shares (issued or unissued), or the right to call for the allotment of any shares, in the Company. The issued share capital of the Company is fully paid up. There are no contracts obligating the Company to (i) issue, sell, pledge, dispose of or encumber any Shares, (ii) redeem, purchase or acquire in any manner any Shares or (iii) make any dividend or distribution of any kind with respect to any Shares. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights affecting the Shares.

(c)	The only directors of the Company are the persons whose names are listed in the Disclosure Letter.

(d)	No person is a shadow director (within the meaning of section 221 of the Companies Act) of the Company but is not treated as one of its directors for all the purposes of the Companies Act.

(e)	No director of the Company has become a person to whom section 819 of the Companies Act applies.

(f)	The most recent version of the constitution of the Company is attached to the Disclosure Letter and is true and complete in all respects and sets out in full the rights and restrictions attaching to each class of share capital in the Company. Except for this Agreement, there are no other agreements in place with regard to the management, ownership and control of the Company.

(g)	The register of members and other statutory books of the Company are in the possession of the Company, have been properly maintained and contain an accurate and up to date record of all matters with which they should deal and do not contain or reflect any material inaccuracies or discrepancies and the Company has not received any notice or allegation that any of the foregoing is incorrect, in particular the Company has received no notice of any intended application or proceedings to rectify the said registers.

(h)	All returns, particulars, resolutions and other documents required to be filed and/or delivered on behalf of the Company (pursuant to the Companies Act, any other statute or otherwise) to the Registrar of Companies, Revenue Commissioners or other governmental or statutory body have been made and the documentation filed was correct in all respects.

(i)	Each of the Company and the Warrantors has all requisite power, authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of the Company and the Warrantors have been duly and validly approved by all action necessary on behalf of each of the Company and the Warrantors. This Agreement has been duly and validly executed and delivered by each of the Company and the Warrantors and constitutes the legal, valid and binding obligation of each of the Company and the Warrantors, enforceable against each of the Company and the Warrantors, in accordance with its terms.

(j)	The execution and delivery by the Company of this Agreement and the documents referred to in it, and compliance with their respective terms, shall not breach or constitute a default under the Constitution, or any other agreement or instrument to which the Company is a party or by which the Company is bound, and shall not constitute a breach under any order, judgment, decree or other restriction applicable to the Company.

(k)	The information contained in Schedule 3 is true, complete and accurate and not misleading.

3.	Group Structure

The Company does not have any subsidiary companies nor has it at any time been the holding company of any company or a member of or the beneficial owner of any shares, securities or other interest in any company or other person.

4.	Business Plan

The Company does not have any business plan.

5.	Accounts

(a)	The Accounts have been prepared in accordance with accounting principles, standards and practices which are generally accepted in Ireland and on the same basis and in accordance with the same accounting policies as the corresponding accounts for the preceding three financial years, comply with the requirements of the Companies Act and give a true and fair view of the state of affairs of the Company at the Accounts Date and of the profits and losses for the period concerned.

(b)	The Accounts make proper provision for or, in the case of actual liabilities, properly disclose, note or take into account as at the Accounts Date:

(i)	all liabilities whether actual contingent or disputed;

(ii)	all capital commitments whether actual or contingent;

(iii)	all bad and doubtful debts; and

(iv)	all Taxation.

(c)	The Accounts properly provide or reserve for all Taxation for which the Company was liable at the Accounts Date.

(d)	The profits (or losses) shown in the Accounts have not to a material extent been affected (except as disclosed therein) by any extraordinary or exceptional event or circumstance or by any other factor rendering such profits unusually high or low.

6.	Events since the Accounts Date

Since the Accounts Date as regards the Company:

(a)	its business has been carried on in the ordinary course and so as to maintain the same as a going concern;

(b)	it has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset (other than trading stock in the ordinary course of the business carried on by it) or assumed or acquired any material liability (including a contingent liability) except as disclosed in the Disclosure Letter;

(c)	no dividend or other distribution (as defined by section 123 of the Companies Act) has been declared, made or paid to its members nor has it repaid any loan capital or other debenture;

(d)	no change has been made (or agreed to be made) in the Emoluments or other terms of employment of any of its employees who are in receipt of remuneration in excess of €50,000 per annum or of any of the Directors nor has it paid any bonus or special remuneration to any such employee or Director;

(e)	it has not borrowed monies (except in the ordinary course of the business carried on by it or from its bankers under agreed loan facilities);

(f)	no employee has been dismissed or made redundant nor has the Company taken or omitted to take any action which would entitle any employee to claim that he has been constructively dismissed;

(g)	there has not been any material deterioration in the financial position or prospects of the Business (whether in consequence of normal trading or otherwise); and

(h)	there are no liabilities (including contingent liabilities) outstanding on the part of the Company other than those liabilities fully, clearly, and accurately disclosed in the Accounts or incurred in the ordinary and proper course of business since the Accounts Date which

(i)	do not result from, arise out of, relate to or are in the nature of, or were caused by breach of contract, breach of warranty, tort, infringement or violation of law); and

(ii)	are similarly fully, clearly, and accurately disclosed in the books and records of the Company

7.	Grant Funding

The Company has not applied for or received any Grant Funding.

8.	Agreements and capital commitments

(a)	The Disclosure Letter contains copies of all contracts to which the Company is party that are material to the Business (excluding individual contracts of employment and those between the Company and [*****]).

(b)	The Company:

(i)	has no material capital commitments;

(ii)	is not a party to any contract, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of an unusual, onerous or long-term nature (excluding any contracts included with the Disclosure Letter);

(iii)	has not become bound and no person has become entitled (or with the giving of notice and/or the issue of a certificate and/or the passage of time or otherwise may become entitled) to require it to repay any loan capital or other debenture, borrowed money or grant made to it by any governmental or other authority or person prior to the stipulated due date;

(iv)	is not a party to any agreement which is or may become terminable as a result of the entry into this Agreement or Completion;

(v)	is not bound by any guarantee or contract of indemnity save as provided for in any contract included the Disclosure Letter and those between the Company and [*****];

(vi)	has not entered into any agreement which requires or may require, or confers any right to require, the sale (whether for cash or otherwise) or the transfer by it of any asset (excluding those contained in the Disclosure Letter and with [*****]);

(A)	is not a party to any joint venture, consortium, partnership, unincorporated association or profit sharing arrangement or agreement (otherwise than Disclosed);

(B)	is not a party to or enjoys the benefit of any agreement requiring registration or notification under or by virtue of any statute; or

(vii)	is not a party to any distribution agreement which contains a “most favoured nation” clause or similar provision;

(viii)	is not a party to any arrangement (including [*****]) that may restrict and/or otherwise negatively impact the enjoyment and/or exercise of the rights in favour of Sanara pursuant to the Licensing and Distribution Agreement; or

(ix)	is not in material default of any agreement or arrangement to which it is a party.

(c)	The Company has not been and is not a party to any contract or arrangements binding upon it for the purchase or sale of property or the supply of goods or services at a price different to that reasonably obtainable on an arm’s length basis.

9.	Assets, debts and stock

(a)	The Company has not granted any security over any part of its undertaking or assets.

(b)	All assets used by and all debts due to the Company are as of each Completion Date its absolute property and none is the subject of any Encumbrance (save in respect of liens arising in the normal course of trading) or the subject of any factoring arrangement, hire-purchase, retention of title, conditional sale or credit sale agreement.

(c)	The present stock and work-in-progress of the Company, having regard to its age and normal usage, is in good condition.

(d)	Each asset, having regard to its age and normal usage, needed for the proper conduct of the Business is in good repair and working order (fair wear and tear excepted).

10.	Intellectual Property related to BMI Technology

(a)	The Company has taken reasonable steps as would be expected of a company of similar standing for the protection of all BMI Technology and other Intellectual Property owned by it and the Company has not itself granted any rights to third parties in relation to any of its Intellectual Property. A schedule of all BMI Technology and other Intellectual Property registered in the name of the Company, or in respect of which the Company has made application for registration, is Disclosed in the Disclosure Letter.

(b)	The operations of the Company and any products or services supplied by them do not use or infringe the rights of any person or infringe any right of privacy.

(c)	The Warrantors are not aware of any claims or applications for registration which might infringe the BMI Technology or any Intellectual Property of the Company.

(d)	All BMI Technology and all other Intellectual Property related to BMI Technology which is used by the Company (including without limitation all Intellectual Property in any Company Product):

(i)	is (or in the case of pending applications Disclosed in the Disclosure Letter), will be) legally and beneficially vested exclusively in the Company; or

(ii)	is licensed to the Company by third parties by way of an agreement and/or licence which enable the Company to use the Intellectual Property as Disclosed in the Disclosure Letter.

(e)	So far as the Warrantors are aware, no BMI Technology or any other Intellectual Property in which the Company uses or has any interest is:

(i)	being (or has been) infringed, misappropriated or used without permission (as Disclosed in the Disclosure Letter) by any other person; and

(ii)	subject to any licence, estoppel or authority or similar right in favour of any other person (excluding those licences Disclosed in the Disclosure Letter).

(f)	All BMI Technology, and all other Intellectual Property of the Company which is registered in the name of the Company or in respect of which the Company has made application for registration, is legally and beneficially vested in the Company and, so far as the Warrantors are aware, has been validly submitted and is not subject to any claims of opposition from any third party.

(g)	All renewal fees in respect of the BMI Technology, and all other Intellectual Property of the Company registered or applied for by the Company, have been duly paid, and all reasonable steps required for the maintenance and protection of such BMI Technology and other registered Intellectual Property have been taken, in any jurisdiction in which they are registered.

(h)	Nothing has been done or omitted to be done whereby any of the BMI Technology or other Intellectual Property owned or used by the Company have ceased or might cease to be valid and enforceable or whereby any person is or will be able to seek cancellation, rectification or any other modification of any registration of the BMI Technology or any such other Intellectual Property.

(i)	So far as the Warrantors are aware, no other person has registered or applied to register in any country anything that is, or that is claimed to be, BMI Technology or other Intellectual Property made, or claimed to be owned, by the Company.

(j)	All licences, agreements and arrangements entered into by the Company have been entered into in the ordinary course of business, are in full force and effect and no notice has been given on either side to terminate any of them and no amendment has been made or accepted to their terms since they were first entered into; and the obligations of all parties under each of the same have been materially complied with and so far as the Warrantors are aware, no disputes exist or are anticipated in respect of any of them.

(k)	The Company has not disclosed or permitted to be disclosed to any person any of its BMI Know-how which was not subject to a non-disclosure covenant.

(l)	As of each Completion Date, the Company is the sole, unrestricted and exclusive legal and beneficial owner, free and clear of any Encumbrance, lien mortgage or pledge, of all right, title and interest in and to all BMI Patents and BMI Know-How.

(m)	The BMI Patents are in full force and effect as of each Completion Date.

(n)	All filing and maintenance fees payable in respect of the BMI Patents have been paid and all steps have been undertaken to prosecute and maintain the BMI Patents as of each Completion Date.

(o)	The Company is not actually aware that any third party owns or claims that it owns any rights to any of the BMI Technology.

[*****]

11.	Statutory and legal requirements

(a)	All statutory, municipal, governmental, court and other requirements applicable to the carrying on of the business of the Company as carried on the date of this Agreement, the formation, continuance in existence, creation and issue of securities, management, property or operation of the Company at the date of this Agreement have been complied with in all material respects, and all permits, authorities, licences and consents have been obtained and all conditions applicable thereto complied with in all material respects and so far as the Warrantors are aware there are no circumstances which might lead to the suspension, alteration or cancellation of any such permits, authorities, licences or consents, nor is there any agreement which restricts the fields within which the Company may carry on its business.

(b)	The Company has obtained all export licences required for all products, technology or services exported by or on behalf of the Company to or from any part of the world as required at the date of this Agreement.

(c)	So far as the Warrantors are aware, the Company has not committed any criminal, illegal, unlawful, or unauthorised act or breach of statutory duty.

(d)	No Founder has:

(i)	been convicted of a criminal offence (except any road traffic offence not punished by a custodial sentence);

(ii)	been disqualified or restricted from being a company director; or

(iii)	given, or offered to give, a disqualification undertaking under Chapter 4 of Part 14 of the Companies Act.

(e)	No person, not being a Director, has any actual or ostensible authority, whether under a power of attorney, agency agreement or otherwise, to commit the Company to any obligation other than an obligation of a nature which it is usual for it to incur in the ordinary course of its business.

(f)	Company complies with all applicable Privacy Laws.

12.	Records and registers

(a)	The records (including computer records), statutory books, registers, minute books and books of account of the Company are duly entered up and maintained in accordance with all legal requirements applicable thereto and contain true and accurate (in all material respects) records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title) which are its property are in its possession or under its control.

(b)	The Warrantors are not aware of any outstanding matter required to be entered in any of the records, statutory books, registers, minute books and books of account of the Company which has not been so entered at the date of this Agreement.

(c)	All accounts, documents and returns required to be delivered or made to the Registrar of Companies have been duly and correctly delivered or made. There has been no notice of any proceedings to rectify the register of members of the Company or the Company’s beneficial ownership register.

13.	Employment and consultancy agreements

(a)	A list of the jurisdictions in which the Company’s employees, workers and consultants are (so far as the Company is aware) ordinarily resident is Disclosed.

(b)	Copies of the template contracts of service or for services (each a “Template”) of all officers, workers, employees and consultants are included with the Disclosure Letter on an anonymised basis and all such officers, workers, employees and consultants are engaged on such terms.

(c)	There are no agreements or other arrangements (binding or otherwise) or, so far as the Warrantors are aware, outstanding or anticipated claims or disputes between the Company and any trade union or other body representing all or any of the employees of the Company.

(d)	Save as provided for in the Disclosure Letter, the Company does not owe any amount to, nor does it have any outstanding obligations in respect of, any of its present or former directors, employees or shareholders other than remuneration and expenses accrued during the month in which this Agreement has been entered into.

(e)	No consultant engaged in the Republic of Ireland on a contract for services made or is making an individual claim to be deemed an employee of the Company in the Republic of Ireland whether to the Revenue Commissioners, the Department of Social Protection, the Workplace Relations Commission or any other body.

(f)	There is not in existence nor is it proposed as of the date of this Agreement to introduce any share incentive, share option, profit sharing, enhanced redundancy, bonus or other incentive arrangements for or affecting any employees or former employees.

(g)	No gratuitous payment has been made or promised in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment or of any contract for services of any present or former director, employee, worker or consultant of the Company.

(h)	No person has been or is employed by the Company who did not or does not have leave to enter, remain or work in the Republic of Ireland or otherwise was or is in breach of the Employment Permits Acts 2003-2014 (as applicable).

(i)	Save as disclosed in the Disclosure Letter, there are no agreements or arrangements (whether legally enforceable or not) in relation to which the Company has incurred any liability or responsibility for or in relation to the provision of any pensions, allowances, lump sums gratuities or other like benefits on redundancy, retirement, withdrawal from service or on death or during periods of sickness or disablement or accident for or in respect of any director, or former director or employee or former employee of the Company or any person who has at any time agreed to provide services to the Company or any dependants of any such persons and no proposals or announcements have been made about the introduction, continuance, variation of, or payment of any contribution towards any such agreements or arrangements.

(j)	There is no outstanding dispute or complaint in relation to the types of benefits described in paragraph 13(i) above and there have been no communications with the Revenue Commissioners and/or the Pensions Regulator in relation to such benefits.

(k)	Save as disclosed in the Disclosure Letter, no current or former employee or director of the Company has at any time had his/her contract of employment transferred during the present period of continuous employment as a result of a relevant transfer for the purposes of either the European Communities (Safeguarding of Employees’ Rights on Transfer of Undertakings) Regulations, 1980 (before those Regulations were revoked) or the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003, where he had previously been a member of an occupational pension scheme that provided benefits available other than on old age, invalidity or death.

(l)	Save as disclosed in the Disclosure Letter, there is not in operation any pension scheme or PHI scheme in the Company and no proposal has been announced to enter into or establish, any agreement, arrangement, custom or practice (whether legally enforceable or not or whether or not approved) for the payment of, or payment of any contributions towards, any pensions, allowances, lump sum or other like benefits on retirement, death, termination of employment (whether voluntary or not) or during periods of sickness or disablement, for the benefit of any employee or officer or any prospective or former employee or officer or for the benefit of the dependants of any of them; (ii) The Company has no obligations in the Republic of Ireland under or in connection with any pension scheme or PHI scheme in respect of any past or present employee or officer or any dependant or beneficiary or any of them; and (iii) There are no excluded employees (as such term is defined in pensions legislation in the Republic of Ireland) in respect of whom the Company is obliged to provide, and has not yet provided, access to a standard PRSA in the accordance with Irish pensions legislation.

14.	Litigation

(a)	Neither the Company nor, so far as the Warrantors are aware, any person for whose acts and defaults it may be vicariously liable, is at present engaged whether as claimant, defendant or otherwise in any legal action, proceeding or arbitration (other than as claimant in the collection of debts arising in the ordinary course of the business carried on by it none of which exceeds €1,000 and which do not exceed €5,000 in aggregate) or is being prosecuted for any criminal offence and so far as the Warrantors are aware no governmental, regulatory or official investigation or inquiry concerning the Company is threatened or in progress or so far as the Warrantors are aware pending.

(b)	There are no circumstances known to any of the Warrantors likely to lead to any such claim or legal action, proceeding or arbitration, prosecution, investigation or inquiry.

(c)	Neither the Company nor any of the Founders nor, so far as the Warrantors are aware, any person acting for or on behalf of the Company is being prosecuted for an offence, nor are they or have they been the subject of any investigation, or inquiry by, or on behalf of, any governmental, administrative or regulatory authority, in respect of any offence or alleged offence, under any laws relating to bribery or corruption.

15.	Contracts with connected persons

(a)	There are no loans made by the Company to any of its current or former directors or shareholders and/or any person connected with any of them and no debts or liabilities owing by the Company to any of its current or former directors or shareholders and/or any person connected with them as aforesaid save as Disclosed in the Disclosure Letter.

(b)	There are no existing contracts or arrangements to which the Company is a party and in which any of its directors or shareholders and/or any person connected with any of them is interested save as Disclosed in the Disclosure Letter.

(c)	There are no agreements between any of the Founders or between any of the Founders and the Company other than this Agreement.

(d)	No Founder nor any person connected with a Founder owns any property used by the Company.

16.	Borrowings and facilities

Details of the Company’s Indebtedness are contained in the Disclosure Letter and the Company is not in breach of any of their terms and none of such facilities or terms of borrowing will be terminated as a result of the entry into of this Agreement or the subscription for any Shares pursuant thereto.

17.	Insolvency

No member of the Group is Insolvent, nor, so far as the Warrantors are aware, have any steps been taken or threatened by any person which may cause any member of the Group to be Insolvent.

18.	Insurance

The Disclosure Letter contains accurate details of all insurance policies held by the Company. In respect of such insurances:

(a)	all premiums have been duly paid to date;

(b)	all the policies are in full force and effect and are not voidable on account of any act, omission or non-disclosure on the part of the insured party nor could they be declared null and void or as a consequence of which any claim might be rejected; and

(c)	there are no circumstances which would or might give rise to any claim and no insurance claim is outstanding.

19.	Taxation:

(a)	The Company has duly made all returns and given or delivered all notices, accounts and information which ought to have been made to and is not and has not been involved in any dispute with any taxing authority concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of it to Taxation and the Company is not aware of any matter which may lead to such dispute.

(b)	The Company has duly paid all Taxation for which it is liable and there are no circumstances in which interest or penalties in respect of Taxation not duly paid could be charged against it in respect of any period prior to Completion.

(c)	All Taxation due in respect of payments made by the Company to any person, which ought to have been made under deduction or reduction of Taxation, has been properly deducted and accounted for to the appropriate taxation authority from all such payments made.

(d)	All documents to which the Company is a party or which form part of the Company’s title to any asset owned or possessed by it or which the Company may need to enforce or produce in evidence in the courts of Ireland have been duly stamped and (where appropriate) adjudicated.

(e)	No directors, officers or employees of the Company have received any securities, interests in securities or securities options as defined in the TCA.

(f)	No directors, employees or officers of the Company have received any securities or interests in securities in a form which is treated as convertible securities as defined in section 128C of the TCA.

(g)	The Company is a close company as defined in Part 13 of the TCA.

(h)	There has not been in respect of the accounting period ending on the Accounts Date, any excess of distributable investment or estate income within the meaning of section 434 of the TCA and no distribution under the TCA, including section 436 of the TCA, has been made by the Company, no loan or advance within section 438 of the TCA has been made (and remains outstanding) or agreed to, by the Company, and the Company has not, since the Accounts Date, released or written off the whole or part of the debt in respect of any such loan or advance.

(i)	All acquisitions or disposals of assets by the Company and all supplies of services by and to the Company have occurred at arm’s length between unconnected persons and for a consideration in cash at market value.

(j)	The Company is registered for the purposes of the VATCA (and has not at any time been treated as a member of a group of companies for such purpose). The Company has complied with all statutory provisions, regulations and notices relating to VAT and has duly accounted for and/or paid the appropriate taxation authority all amounts of VAT which it ought to have so accounted for and/or paid.

Schedule 2

Tranche 1 Subscription Provisions

1.	Interpretation

1.1	Definitions: In this Schedule 5.

“Convertible Loan Agreements” means:

(a)	the Sanara Convertible Loan Agreement;

(b)	the Russell Convertible Loan Agreement,

and “Convertible Loan Agreement” means any of them;

“Russell Convertible Loan Agreement” means the convertible loan agreement dated 14 December 2023 between Russell and the Company;

“Sanara Convertible Loan Agreement” means the convertible loan agreement dated 1 July 2024 between Sanara and the Company;

“Tranche 1” means the issue of Ordinary Shares to the Investors as more particularly detailed in section 2;

“Tranche 1 Completion” means completion of the subscription for the Tranche 1 Subscription Shares pursuant to section 4;

“Tranche 1 Subscription Monies” means the amounts payable pursuant to section 2 in respect of the Subscription Shares; and

“Tranche 1 Subscription Shares” the Ordinary Shares to be subscribed for at Tranche 1 Completion as detailed in section 2.

1.2	Section References: Save where a contrary intention is stated, a reference in this Schedule 5 to a section is a reference to a section of this Schedule 5.

2.	Subscription for Tranche 1 Shares

2.1	Tranche 1 Subscription Shares: Upon the terms and subject to the conditions of this Schedule 5, each of the following Investors irrevocably subscribes for, and the Company shall allot, the number of Ordinary Shares set against its name and at the Subscription Price as set out in the table below and the Company accepts such subscription:

Name	No. of Ordinary Shares	Aggregate Subscription Price Payable
Sanara	6,173	€2,999,780

2.2	Convertible Loans: In accordance with the provisions of each Convertible Loan Agreement, each of the following Investors shall be issued at Tranche 1 Completion with the following number of Ordinary Shares set against its name and at the Subscription Price as set out in the table below on conversion of the amount owing under the relevant Convertible Loan Agreement:

Name	No. of Ordinary Shares	Convertible Loan Amount
Sanara	2,057		€1,000,000
Russell	[*****]	€	[*****]

Each such Investor confirms and agrees that it irrevocably waives, releases and relinquishes all rights such Investor may have under its Convertible Loan Agreement other than to convert the amounts owing under such Convertible Loan Agreement into (and irrevocably applying the redemption monies in subscribing for) Ordinary Shares pursuant to section 2.2 with effect from Tranche 1 Completion, and that following Tranche 1 Completion the Company’s obligations under such Convertible Loan Agreement shall have been satisfied in full and the Convertible Loan Agreement shall be of no further force or effect.

2.3	Simultaneous Completion: None of the Company or any of the Investors shall be obliged to complete the subscription and allotment of the Tranche 1 Subscription Shares unless the subscription for all Tranche 1 Subscription Shares is completed simultaneously.

3.	Waivers

Each of the Existing Shareholders irrevocably waives any pre-emption rights which they may have in respect of the issue of the Tranche 1 Subscription Shares to the Investors whether such rights exist under the Constitution or otherwise and each Existing Shareholder consents to the issue of the Tranche 1 Subscription Shares. This waiver shall not be regarded as a waiver of pre-emption rights in any respect other than as mentioned above.

4.	Tranche 1 Completion

4.1	Venue and Time for Completion: Tranche 1 Completion shall take place by correspondence immediately after the execution of this Agreement (the “Tranche 1 Completion Date”).

4.2	Acts at to be undertaken at Completion: At Tranche 1 Completion:

(a)	the Existing Shareholders shall procure that a meeting of the Board is held at which:

(i)	the entry into and execution of this Agreement and the Licensing and Distribution Agreement is approved and authorised by the Company;

(ii)	the application for the Tranche 1 Subscription Shares is accepted and, subject to receipt of the relevant Tranche 1 Subscription Monies, the Tranche 1 Subscription Shares are allotted and issued to the Investors and registered in the name of each Investor credited as fully paid;

(iii)	the issuing of and delivery to each Investor of a duly sealed share certificate in respect of the Tranche 1 Subscription Shares subscribed for by it is approved subject to receipt by the Company of the Tranche 1 Subscription Monies;

(iv)	the appointment of Tyler Palmer as a Director is approved; and

(v)	the Constitution shall be amended, and evidence of such amendment shall be provided to Sanara, in the form attached hereto at Schedule 10.

(b)	Sanara shall:

(i)	execute and deliver a counterpart of the Licensing and Distribution Agreement to the Company; and

(ii)	procure the delivery of the balance of the Tranche 1 Subscription Monies payable by it to the Company.

4.3	Filings: The Company shall procure that within the time limits prescribed by statute those documents and forms that require filing with the Registrar of Companies in connection with Tranche 1 Completion shall be so filed.

4.4	Use of Funds: For the avoidance of doubt, unless Sanara has otherwise agreed to a different use of proceeds as set forth in a written agreement between Sanara and the Company, the Company shall use the Tranche 1 Subscription Monies solely for the purposes of funding the development of products for the purposes of the Licensing and Distribution Agreement and related working capital requirements of the Company.

5.	Warranties

5.1	Warranties: In consideration of, and as an inducement to Investors to subscribe for the Tranche 1 Subscription Shares, the Warrantors hereby jointly and severally warrant to the Investors that save as Disclosed, the statements in Schedule 4 are accurate in all respects as at the Tranche 1 Completion Date.

5.2	Separate Warranties: Each of the Warranties shall be construed as separate and independent and, save as otherwise expressly provided, shall not be limited by reference to any other warranty, clause, sub-clause, paragraph, sub-paragraph or any provision in this Agreement.

5.3	Limitations: The liability of the Warrantors under the General Warranties and Tax Warranties shall be limited in accordance with the provisions of Schedule 8.

5.4	Investigation: The rights and remedies of the Investors in respect of any breach of any of the Warranties shall not be affected by Tranche 1 Completion or any investigation made by or on behalf of the Investors into the affairs of the Company or any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific and duly authorised written waiver or release.

6.	Investor Warranties

Each Investor severally warrants in respect of itself only to the Company and the other Investors as follows:

(a)	it has the full legal right, power and authority to enter into and perform this Agreement and all transactions referred to herein, and without obtaining the consent or approval of any other person;

(b)	this Agreement has been, and all other instruments and agreements to be executed by that Investor provided for herein will be on Tranche 1 Completion, duly executed and delivered by that Investor and this Agreement constitutes, and all such other instruments and agreements will constitute on Tranche 1 Completion, the valid and binding obligations of each that Investor, enforceable against it in accordance with its terms; and

(c)	the execution and delivery by that Investor of this Agreement and the performance by that Investor’s obligations hereunder will not, or with the giving of notice or the lapse of time or both, would not:

(i)	conflict with or result in a breach of or constitute a default under any provision of the constitution or other by bye-laws of that Investor or of any contract or arrangement to which that Investor is a party or by which that Investor is affected or bound; or

(ii)	violate any order, writ, injunction, decree, law, statute, rule or regulation to which that Investor is subject.

Schedule 3

Milestone Tranche Subscriptions

1.	Interpretation

1.1	Definitions: In this Schedule 6.

“Expert” means an independent Irish qualified lawyer with at least 20 years post-qualification experience including not less than 10 years’ experience of international corporate/commercial law;

“Long Stop Date” means the third anniversary of Tranche 1 Completion or such later date as may be agreed and determined by the Board and Sanara;

“Milestone” means in respect of a Milestone Tranche, the milestone to be achieved by the Company in respect of that Milestone Tranche as set out in the table at section 2 below;

“Milestone Subscription Shares” means, in respect of a given Milestone Tranche, the number of Ordinary Shares to be subscribed for by Sanara in respect of that Milestone Tranche as set out in the table at section 2 below;

“Milestone Subscription Monies” means, in respect of a given Milestone Tranche, the amount payable by Sanara in respect of the Milestone Subscription Shares as set out in the table at section 2 below;

“Milestone Tranche” means a subscription for Ordinary Shares by Sanara following the achievement of a Milestone as more particularly detailed in section 2;

“Milestone Tranche Completion means completion of Milestone Tranche pursuant to section 4;

“Milestone Tranche Completion Date” means the earlier of:

(a)	in the event that the requirement for the Company to have achieved the relevant Milestone has been waived by the Board and Sanara, the next business day immediately following waiver by the Board and Sanara of the requirement for the Company to have achieved the relevant Milestone;

(b)	the next business day following receipt of a Satisfaction Notice; and

“Satisfaction Notice” has the meaning given to that term in section 3.2(d).

1.2	Section References: Save where a contrary intention is stated, a reference in this Schedule 6 to a section is a reference to a section of this Schedule 6.

2.	Milestone Tranche Subscription

Upon the terms and subject to the conditions of this Schedule 6, Sanara shall at each Milestone Tranche Completion subscribe for, and the Company shall allot to Sanara, the relevant Milestone Subscription Shares at the Subscription Price as follows:

Milestone Tranche No.	Milestone	No. of Milestone Subscription Shares	Milestone Subscription Monies
2	[*****]	2,058	€1,000,188
3	[*****]	2,058	€1,000,188
4	[*****]	2,058	€1,000,188
5	[*****]	1,028	€499,608
6	[*****]	1,028	€499,608

3.	Milestones

3.1	Milestones: The obligation on the Sanara to subscribe for Milestone Subscription Shares at each Milestone Tranche Completion shall be subject to:

(a)	the Company having achieved the applicable Milestone, as determined by the Board and Sanara pursuant to the provisions of section 3.2 on or before the Long Stop Date, or in default of such determination and at the instance of either the Company or Sanara, by the Expert in accordance with the provisions of section 6; and/or

(b)	the requirement for the Company to have achieved the applicable Milestone having been waived by the Board and Sanara; and/or

(c)	the Licensing and Distribution Agreement not having been terminated for any reason or there being any uncured breach or default by the Company thereunder; and/or provided further that if anything is Disclosed in the Disclosure Letter (or any draft thereof) which (in Sanara’s opinion) alone or together with any other disclosure in the Disclosure Letter, has a material adverse effect on the Business or the Company (and for this purpose material shall mean a reduction in the turnover or net assets of the Company of more than [*****]% to be calculated by Sanara acting reasonably) then Sanara may elect, in addition and without prejudice to any other right or remedy available to Sanara arising out of or in connection with this Agreement to either:

(i)	not complete its subscription for the relevant Milestone Subscription Shares by giving notice in writing to the Company to that effect; or

(ii)	complete its subscription for Milestone Subscription Shares in accordance with section 4.

3.2	Determination: Achievement of a Milestone shall be determined as follows:

(a)	the Company shall notify Sanara in writing by mail and by email (the “Milestone Achievement Notice”) when it has achieved the relevant Milestone;

(b)	Sanara shall respond in writing to the Company as soon as practicable but not later than 15 business days from the date of receipt of the Milestone Achievement Notice confirming whether it accepts that the Milestone has been achieved;

(c)	in the absence of receipt of the response to the Milestone Achievement Notice from Sanara by the date falling 15 business days from the date of receipt of the Milestone Achievement Notice or Sanara notifies the Company that it disagrees with the Milestone Achievement Notice, either the Company or Sanara may refer the determination to the Expert in accordance with the provisions of section 6;

(d)	as applicable, upon receipt of Sanara’s response to the Milestone Achievement Notice to the effect that the relevant Milestone has been achieved (or waived as the case may be) or upon receipt of a determination by the Expert in accordance with the provisions of section 6 (in either case, a “Satisfaction Notice”), the Milestone shall be deemed to have been achieved.

3.3	Waivers: Each of the Shareholders irrevocably waives any pre-emption rights which they may have in respect of the issue of the any Milestone Tranche Shares whether such rights exist under the Constitution or otherwise and each Shareholder consents to the issue of Milestone Tranche Shares. This waiver shall not be regarded as a waiver of pre-emption rights in any respect other than as mentioned above. The occurrence of a Milestone Tranche Completion in accordance with this Schedule 6 shall be conclusive evidence of the fulfilment to the satisfaction of (or waiver by) the Board and Sanara of the applicable Milestone.

4.	Milestone Tranche Completion

4.1	Venue and Time for Milestone Tranche Completion: Completion of a Milestone Tranche shall take place virtually at the Milestone Tranche Completion Date.

4.2	Acts at to be undertaken at a Milestone Tranche Completion: At a Milestone Tranche Completion:

(a)	the Shareholders shall procure that a meeting of the Board is held at which:

(i)	the subscription for the relevant Milestone Subscription Shares is accepted and, subject to receipt of the relevant Milestone Subscription Monies, the relevant Milestone Subscription Shares are allotted and issued and registered in the names of Sanara credited as fully paid;

(ii)	the issuing of and delivery to Sanara of duly sealed share certificates in respect of the relevant Milestone Subscription Shares is approved subject to receipt by the Company of the relevant Milestone Subscription Monies; and

(b)	Sanara shall procure delivery of the Milestone Subscription Monies to the Company to such account as the Company may specify in writing to Sanara at least three business days prior to a Milestone Tranche Completion Date by electronic transfer of immediately available funds.

4.3	Filings: The Company shall procure that within the time limits prescribed by statute those documents and forms that require filing with the Registrar of Companies in connection with a Milestone Tranche Completion shall be so filed.

4.4	Use of Funds: For the avoidance of doubt, unless Sanara has otherwise agreed to a different use of proceeds as set forth in a written agreement between Sanara and the Company, the Company shall use the Milestone Tranche Monies solely for the purposes of funding the development of products for the purposes of the Licensing and Distribution Agreement and related working capital requirements of the Company.

5.	Warranties

5.1	Warranties: In consideration of, and as an inducement to Sanara to subscribe for Milestone Subscription Shares, the Warrantors warrant to Sanara at each Milestone Completion Tranche Date that save as Disclosed, the statements in Schedule 4 are accurate in all respects as at that Milestone Completion Tranche Date.

5.2	Separate Warranties: Each of the Warranties shall be construed as separate and independent and, save as otherwise expressly provided, shall not be limited by reference to any other warranty, clause, sub-clause, paragraph, sub-paragraph or any provision in this Agreement.

5.3	Limitations: The liability of the Warrantors under the General Warranties and Tax Warranties given at each Milestone Tranche Completion shall be limited in accordance with the provisions of Schedule 8.

6.	Expert Determination

6.1	Application: Where the Company and Sanara are unable to determine that any given Milestone has been met in accordance with the provisions of section 3.1 either the Company or Sanara may request that the matter be sent for determination by the Expert in accordance with this section 6.

6.2	Appointment: The Company and Sanara shall all use reasonable endeavours to reach agreement regarding the identity of the person to be appointed as the Expert. If the Company and Sanara fail to agree on an Expert within 10 business days of either serving details of a proposed Expert on the other, either shall be entitled to request the President for the time being of Bar Council of Ireland to appoint the Expert or if he is unable or willing to act, the next most senior officer. The provisions of this section 6.2 shall apply in relation to the appointment of any replacement to the Expert should the Expert become unable or unwilling to act.

6.3	Duty of Co-operation: The Company and Sanara shall co-operate with the Expert and shall give the Expert reasonable access to any documents, books and records in that party’s possession or control, which the Expert may reasonably require for the purpose of making his determination and the Expert shall be required to make his determination in writing (including reasons for his determination) and to provide a copy to each party as soon as reasonably practicable and in any event within 30 business days of his appointment.

6.4	Status of the Expert: The Expert shall act as an expert and not as an arbitrator. Save in the event of manifest error or fraud, the Expert’s determination of any matters referred to him under this paragraph 6 shall be final and binding on the Company and Sanara.

6.5	Costs: The Company and Sanara shall each bear and pay its own costs incurred in connection with the Expert’s determination pursuant to this section 6. The Expert’s fees and any costs or expenses incurred in making his determination shall be borne:

(a)	by the Company if it requests that the Expert determine whether the relevant Milestone has been met; or

(b)	by the Company and Sanara equally (or, if applicable, in such other proportions as the Expert may direct) if Sanara requests that the Expert determine whether the relevant Milestone has been met.

[*****]

Schedule 8

Limitations

1.	For the purposes of this Schedule 8

“Basket Threshold” means in respect of an Investment Tranche an amount equal to [*****];

“Claim” means a claim brought by an Investor for breach of any of the General Warranties or Tax Warranties in respect of a particular Investment Tranche;

“De Minimis Threshold” means in respect of an Investment Tranche an amount equal to [*****];

“Fundamental Warranties” means the Warranties set out at paragraphs 2 and 3 of Schedule 4; and

“Investment Monies” means the aggregate amount subscribed for by an Investor pursuant to an Investment Tranche which shall include all amounts owing under any Convertible Loan Agreement that are converted pursuant to such Investment Tranche;

“Investment Tranche” means Tranche 1 or any Milestone Tranche.

2.	The liability of PBC Biomed to each Investor in respect of any and all Claims (excluding those arising in respect of the PBC Warranties) shall not exceed [*****].

3.	The liability of PBC Biomed to each Investor in respect of any and all Claims arising in respect of the PBC Warranties shall not exceed the aggregate amount of [*****].

4.	The liability of the Company to each Investor in respect of all Claims shall not exceed the [*****].

5.	The Warrantors will not be liable to an Investor for a Claim unless the amount awarded or agreed in respect of that Claim (when aggregated with other Claims based on reasonably related matters, facts, events or circumstances) exceeds the De Minimis Threshold and unless the amount awarded or agreed of all such Claims exceeds the Basket Threshold, in which event the relevant Investor shall be entitled to recover the full amount and not just the excess.

6.	The Warrantors will not be liable to any Investor for any Claim unless notice of it is given in writing by that Investor to the Warrantors:

(a)	in the case of the Fundamental Warranties, indefinitely.

(b)	in the case of the General Warranties no later than the date which is 24 months after the relevant Completion Date; and

(c)	in the case of the Tax Warranties, no later than the fifth anniversary of the end of the accounting period of the Company which is current on the relevant Completion Date.

7.	The Warrantors will not be liable for a Claim to the extent that the Claim:

(a)	relates to matters that have been Disclosed in the relevant Disclosure Letter;

(b)	relates to any matter specifically and fully provided for in the Accounts;

(c)	arises or is increased as a result of an increase in rates of Taxation after the date of this agreement with retrospective effect; or

(d)	arises or is increased as a result of any legislation, subordinate legislation or Revenue Commissioners enunciated practice enacted, made, in force or allowed (as appropriate), after the date of this agreement with retrospective effect.

8.	Nothing in this Schedule 8 shall limit the liability of any Warrantor (including, without limitation, the Basket Threshold):

(a)	in respect of any Claim in respect of the Fundamental Warranties or

(b)	in respect of any other Claim that arises or is delayed, wholly or partly, as a result of fraud, intentional misrepresentation or wilful concealment of that Warrantor.

9.	Nothing in this Schedule 8 shall or shall be deemed to in any way diminish an Investor’s common law obligations to mitigate its loss or damage or both in relation to any Claim.

10.	An Investor shall not be entitled to recover the same loss in respect of any Claim more than once.

11.	In respect of any matter which gives rise to a Claim, the Company shall promptly notify the Investor(s) that have any right to bring such a Claim if the Company is entitled to claim under any policy of insurance and the Company shall make a claim against the relevant insurer(s) (unless it has secured the agreement of the Investor(s) not to make that claim) and use all reasonable endeavours to pursue that claim, and the amount of that Claim shall be reduced by the amount actually recovered from such insurers (less the reasonable costs incurred by the Company of such recovery).

Execution Page

[*****]

SIGNED AND DELIVERED for and on behalf of and as the act and DEED of SANARA MEDTECH INC acting by tis authorised signatory in the presence of:
Signature of Authorised Signatory

Witness Signature	Print Name:

Print Name

Print Address

Witness occupation

SIGNED AND DELIVERED for and on behalf of and as the act and DEED of THE RUSSELL REVOCABLE LIVING TRUST acting by tis authorised signatory in the presence of:
Signature of Authorised Signatory

Witness Signature	Print Name:

Print Name

Print Address

Witness occupation

GIVEN under the COMMON SEAL of BIOMIMETIC INNOVATIONS LIMITED

Director/Secretary/ Person duly authorised by the board

[*****]